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                                                                    Exhibit 99.3

                     Elan Pharmaceutical Investments Ltd.
                              102 St. James Court
                            Flatts, Smiths Parrish
                                Bermuda, FL 04



                               November 30, 1999



Celtrix Pharmaceuticals, Inc.
2033 Gateway Place
Suite 600
San Jose, CA 95110
Attention:  Chief Executive Officer

Gentlemen:

     Attached to this letter is counterpart of the Stockholders Voting Agreement dated as of the date hereof (the "Agreement") among Insmed, Inc., Celtrix Mergersub, Inc., and certain holders of shares of Celtrix Pharmaceuticals, Inc., which has been signed on behalf of Elan Pharmaceutical Investments Ltd. You are authorized to release the attached document and it shall be deemed to be delivered and effective at such time that you have provided written notice to us that stockholders whose shares constitute a majority of the issued and outstanding shares of common stock of Celtrix Pharmaceuticals, Inc., excluding shares of Celtrix common stock held by Elan and its affiliates, on the date hereof have voted, or have agreed to vote, in favor of the merger (as defined in the Agreement) and the other items described in Section 5 of the Agreement. If such notice shall not have been provided to us on or prior to the date that is 180 days after the date hereof, you shall no longer be authorized to release our signed counterpart of the Agreement and our signature thereto shall be deemed to have been rescinded.

                                   Very truly yours,

                                   Elan Pharmaceutical Investments Ltd.



                                   By:  /s/ Kevin Insley
                                        -------------------------------
                                            Kevin Insley
                                            Vice President